Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-239385) of Palomar Holdings, Inc. and Subsidiaries and Registration Statements on Form S-8 (Nos. 333-230908, 333-236957, 333-255860, 333-263002 and 333-270155) pertaining to the 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of Palomar Holdings, Inc. and Subsidiaries of our reports dated February 23, 2024, with respect to the consolidated financial statements and schedules of Palomar Holdings, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Palomar Holdings, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Francisco, California
February 23, 2024